EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-113576) on Form S-8 of Dawson Geophysical Company of our report dated November 11, 2004, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004, annual report on Form 10-K of Geophysical Company.

/s/ KPMG LLP

Midland, Texas
December 8, 2004